CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Selective Disclosure of the Funds’ Portfolio Holdings”, and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated February 15, 2008 for the Driehaus Mutual Funds (comprising the Driehaus International Discovery Fund, Driehaus Emerging Markets Growth Fund, Driehaus International Small Cap Growth Fund and Driehaus International Equity Yield Fund) in the related Prospectus and Statement of Additional Information in the Registration Statement (Form N-1A) of the Driehaus Mutual Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 36 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-05265).
/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Chicago, Illinois
April 25, 2008